Exhibit 21.1

Subsidiaries of SUCHNESS TECH LIMITED

Name of Subsidiary	Jurisdiction of Organization
AP Engineering Solutions PTE. Ltd.	Singapore
Quantum Services PTE. Ltd.	Singapore